Exhibit 99.1

Investor Contacts:

Marisa Jacobs

Express, Inc.

Vice President Investor Relations

(614) 474-4465

Allison Malkin

ICR, Inc.

(203) 682-8225

Media Contact:

Robin Hoffman

Express, Inc.

Director, Communications

(614) 474-4834

EXPRESS, INC. ANNOUNCES TERMINATION OF STOCKHOLDER RIGHTS PLAN

Columbus, Ohio - March 29, 2016 - Express, Inc. (NYSE: EXPR), a specialty retail apparel company, today announced that its Board of Directors voted to terminate the company’s stockholder rights plan effective March 29, 2016. Stockholders are not required to take any action as a result of the termination.

The termination has been effected by amending the stockholder rights plan to accelerate its expiration date to March 29, 2016. In connection with the termination of the rights agreement, the Company will be taking routine actions to voluntarily deregister the related preferred share purchase rights under the Securities Exchange Act of 1934, and to delist the preferred share purchase rights from the NYSE. These actions are administrative in nature and will have no effect on the Company’s common stock, which will continue to be listed on the NYSE.

About Express, Inc.:

Express is a specialty apparel and accessories retailer of women’s and men’s merchandise, targeting the 20 to 30 year old customer. Express has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 650 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada, and Puerto Rico. Express merchandise is also available at franchise locations in the Middle East, Latin America, and South Africa. Express also markets and sells its products through its e-commerce website, www.express.com, as well as on its mobile app.